M. Lee Bartlett                         FOR IMMEDIATE RELEASE
(205) 325-4204

         PURPORTED CLASS ACTION FILED AGAINST TORCHMARK SUBSIDIARY

     Birmingham, Alabama, March 13, 1996. . . .Liberty National
Life Insurance Company, a subsidiary of Torchmark Corporation (NYSE
Symbol: TMK), announced that it had been served with a purported class action lawsuit in the Circuit Court of Jefferson County, Alabama (Lawson v. Liberty National Life Insurance Company), which alleges that in the 1980's and early 1990's the Company had induced persons to exchange existing Liberty National life insurance policies for new coverages whereby either the cash value of the existing policy was depleted or the benefits were reduced. Liberty National anticipates this lawsuit will be aggressively pursued by plaintiffs' counsel. The Company plans to vigorously defend this action and to vigorously oppose any class action treatment.